Exhibit 10.12

INSTINET 2004

PERFORMANCE SHARE PLAN

AWARD NOTIFICATION

To:                                                       [Name of Participant]

The Compensation Committee (the “Committee”) of Instinet Group Incorporated (the “Company”), which administers the Instinet 2004 Performance Share Plan (“Plan”), is pleased to notify you that you have been designated as a participant (the “Participant”) in the Plan for the period commencing January 1,              and ending December 31,              (the “Plan Cycle”). The Plan’s Performance Measures, Weighting Factors, Performance Goals and percentage Payouts of your Award applicable for certain performance levels are described below. Except as specifically provided in this Notification, all definitions, terms, conditions and provisions contained in the Plan are incorporated by reference into this Notification and shall apply as if fully set out herein.

1.	Grant of Performance Shares. Subject to the terms of this Notification and the Plan, the Participant hereby is awarded, as of the date set out below, [insert number] Performance Shares for the Plan Cycle (the “Award”). The Participant agrees that his or her acceptance of the Award benefits is acceptance of, and consent to, the Plan terms and conditions.

2.	Performance Measure, Performance Goals and Percentage Payout. The sole Performance Measure (with a 100% Weighting Factor) for the Plan Cycle shall be [insert performance measure]. Performance Goals shall be based on the Company’s average three-year ROE performance for the Plan Cycle, as certified by the Committee, and the Payout shall be based on the level of Performance Goal achievement, all as set forth in the following chart:

Performance Measure	Weighting Factor	Performance Goals (average three-year ROE)		Percentage Payouts of Award
		Maximum	% and above	150%
[Performance Measure]	100%	Target	%	100%
		Threshold	%	50%
		Below Threshold	% and below	0%

At the Committee’s discretion, it may choose to interpolate the performance on a straight-line basis between the threshold and maximum goal levels, depending on the level of the Performance Goal achieved with respect to the Performance Measure.

3.

Payout of Performance Share Awards. The Company shall deliver shares of Stock in payment of Performance Shares earned by the Participant within three months of the end of the Plan Cycle, as determined in accordance with the Payout amount and timing provisions of this Notification and the Plan, subject to satisfaction by the Participant of all applicable tax withholding obligations. Payouts are subject to continued employment by Participant with the Company up through and including the date of Payout. Therefore, if the Participant’s employment terminates prior to the date of Payout, except for death, Disability, Retirement, voluntarily for Good Reason or involuntarily without Cause, no Payouts will be made under the Plan.

4.	Retention of Stock. The Participant shall be required to retain in his or her name, and not sell, transfer or otherwise dispose of, at least fifty percent (50%) of the shares of Stock constituting the Payout for the Plan Cycle, net of any applicable income and employment taxes, throughout his or her employment by the Company.

5.	Amendment. This Notification may be amended by written agreement of the Participant and the Committee, without the consent of any other person or entity.

6.	Plan Governs. This Notification is subject to all of the terms and conditions of the Plan, which are controlling. A copy of the Plan is attached.

Date:	INSTINET GROUP INCORPORATED
(On behalf of the Committee)

By:
Edward J. Nicoll
Chief Executive Officer

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